As submitted to the Securities and Exchange Commission on November 10, 2016.

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PANGAEA LOGISTICS SOLUTIONS LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Pangaea Logistics Solutions Ltd.
c/o Phoenix Bulk Carriers (US) LLC
109 Long Wharf
Newport, Rhode Island 02840
(401) 846-7790
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Pangaea Logistics Solutions Ltd. 2014 Share Incentive Plan (as amended and restated by the Board of Directors on May 9, 2016)
(Full titles of the plans)

Trudy Coleman
Pangaea Logistics Solutions Ltd.
c/o Phoenix Bulk Carriers (US) LLC
109 Long Wharf
Newport, Rhode Island 02840
(401) 846-7790
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Kirk A. Radke, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Shares, par value $0.0001 per share	1,500,000	2.55	3,825,000	$443.32
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “ Securities Act ”), this Registration Statement shall also cover any additional shares of the Registrant’s common shares (“ Common Share ”) that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the high and low prices of Pangaea Logistics Solutions Ltd.’s Common Shares reported by the Nasdaq Capital Market on November 10, 2016.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001159

EXPLANATORY NOTE

Pangaea Logistics Solutions Ltd. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register an additional 1,500,000 shares of its common shares, par value $0.0001 per share, which we refer to as the Common Shares, that are reserved for issuance in respect of awards to be granted under the Pangaea Logistics Solutions Ltd. 2014 Share Incentive Plan (as amended and restated by the Board of Directors on May 9, 2016), which we refer to as the Plan. In accordance with Section E. - Registration of Additional Securities of the General Instructions to Form S-8, the contents of the earlier registration statement on Form S-8 (file number 333-201333), which was filed with the Securities and Exchange Commission on December 31, 2014, that relate to the plan, are incorporated herein by reference, except to the extent expressly superseded herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, Rhode Island on November 10, 2016.

Pangaea Logistics Solutions Ltd.

By:	/s/ Edward Coll
Name:	Edward Coll
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Edward Coll and Anthony Laura and each of them, as attorney-in-fact with full power of substitution and re-substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward Coll	Chairman of the Board of Directors and Chief Executive Officer	November 10, 2016
Edward Coll

/s/ Carl Claus Boggild	President (Brazil) and Director	November 10, 2016
Carl Claus Boggild

/s/ Anthony Laura	Chief Financial Officer and Director	November 10, 2016
Anthony Laura

/s/ Peter M. Yu	Director	November 10, 2016
Peter M. Yu

/s/ Paul Hong	Director	November 10, 2016
Paul Hong

/s/ Mark L. Filanowski	Director	November 10, 2016
Mark L. Filanowski

/s/ Eric S. Rosenfeld	Director	November 10, 2016
Eric S. Rosenfeld

/s/ David D. Sgro	Director	November 10, 2016
David D. Sgro

/s/ Richard du Moulin	Director	November 10, 2016
Richard du Moulin

/s/ Gianni Del Signore	Controller	November 10, 2016
Gianni Del Signore

EXHIBIT INDEX

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date
4.1	Bye-laws of Pangaea Logistics Solutions Ltd.	S-4	333-195910	3.2	May 13, 2014

4.2	Form of Common Stock Certificate.	S-4/A	333-195910	4.4	July 15, 2014

5.1	Opinion of Appleby (Bermuda) Limited					X

23.1	Consent of Grant Thornton LLP.					X

24.1	Power of Attorney (included on signature page of this Form S-8).	S-8	333-201333	24.1	December 31, 2014

99.1	Pangaea Logistics Solutions Ltd. 2014 Equity Incentive Plan (as amended and restated by the Board of Directors on May 9, 2016)	DEF 14A	001-36798	10.30	June 28, 2016